Exhibit 99.2

SABINE PASS LNG TERMINAL
INDEPENDENT TECHNICAL REVIEW REPORT

OCTOBER 21, 2006

Shaw® Stone & Webster Management Consultants, Inc.

LEGAL NOTICE

This document was prepared by Stone & Webster Management Consultants, Inc. (“Stone & Webster Consultants”) solely for the benefit of Cheniere Energy Inc. (“Cheniere”). Neither Stone & Webster Consultants, Cheniere nor their parent corporations or affiliates, nor any person acting in their behalf (a) makes any warranty, expressed or implied, with respect to the use of any information or methods disclosed in this document; or (b) assumes any liability with respect to the use of any information or methods disclosed in this document.

Any recipient of this document, by their acceptance or use of this document, releases Stone & Webster Consultants, Cheniere, their parent corporations and affiliates from any liability for direct, indirect, consequential, or special loss or damage whether arising in contract, warranty, express or implied, tort or otherwise, and irrespective of fault, negligence, and strict liability.

E-MAIL NOTICE

E-mail copies of this report are not official unless authenticated and signed by Stone & Webster Consultants and are not to be modified in any manner without Stone & Webster Consultants’ expressed written consent.

NOMENCLATURE

ACI	American Concrete Institute
AISC	American Institute of Steel Construction
ANSI	American National Standards Institute
API	American Petroleum Institute
AQCR	Air Quality Control Region
ASCE	American Society of Civil Engineers
ASME	American Society of Mechanical Engineers
ASNT	American Society for Non-Destructive Testing
ASTM	American Society for Testing and Materials
AWS	American Welding Society
BACT	Best Available Control Technology
bcf	Billion Cubic Feet
bscfd	Billion Standard Cubic Feet per Day
Btu	British Thermal Unit
bpd	Barrels per Day
CAER	Community Awareness and Emergency Response
CATOX	Catalytic Oxidation Units
CO	Carbon Monoxide
COE	Corp of Engineers
CPI	Corrugated Plate Interceptor
CFR	Code of Federal Regulations
DCS	Distributed Control System
DSCR	Debt Service Coverage Ratio
DLE	Dry Low Emissions
DOT	Department of Transportation
DSAW	Double Submerged-Arc Welded
EPA	Environmental Protection Agency
EPC	Engineering, Procurement and Construction
FAA	Federal Aviation Administration
FEED	Front End Engineering Design
FERC	Federal Energy Regulatory Commission
FWS	Fish and Wildlife Service
HAZOP	Hazards and Operability
hp	Horsepower
IBC	International Building Code
IDC	Interest During Construction
IEC	International Electrotechnical Commission
IEEE	Institute of Electrical and Electronic Engineers
IMO	International Maritime Organization
IRR	Internal Rate of Return
ISA	Instrument Society of America
ISO	International Standards Organization
ITS	Interruptible Transportation Service
JV	Joint Venture
kV	Kilovolt
kW	Kilowatt
LDEQ	Louisiana Department of Environmental Quality
LNG	Liquefied Natural Gas
LS	Lump Sum

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NOMENCLATURE

MMscfd	Million Standard Cubic Feet per Day
MP	Mile Post
MSS	Manufacturer Standardization Society
MW	Megawatt
NAAQS	National Ambient Air Quality Standards
NACE	National Association of Corrosion Engineers
NDE	Non-Destructive Examination
NEMA	National Electric Manufacturers Association
NFPA	National Fire Protection Association
NOx	Nitrogen Oxides
NOI	Notice of Intent
NOT	Notice of Termination
NPV	Net Present Value
O&M	Operations and Maintenance
OBE	Operating Basis Earthquake
OC	Operations Center
OCIMF	Oil Companies International Marine Forum
OSHA	Occupational Safety and Health Administration
OSRP	Oil Spill Response Plan
P&I	Protection and Indemnity
PLC	Programmable Logic Controller
PO	Purchase Order
PPE	Personal Protective Equipment
PSD	Prevention of Significant Deterioration
psia	pounds per square inch (absolute)
psig	pounds per square inch (gauge)
QA	Quality Assurance
QC	Quality Control
RAM	Reliability, Availability and Maintainability
SCR	Selective Catalytic Reduction
SIGTTO	Society of International Gas Tanker and Terminal Operations
SPCC	Spill Prevention and Containment Control
SQG	Small Quantity Generator
SSE	Safe Shutdown Earthquake
SSPC	Steel Structures Painting Council
TEMA	Tubular Exchanger Manufacturers’ Association
USCG	United States Coast Guard
V	Volt
VOC	Volatile Organic Compounds

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TABLE OF CONTENTS

Independent Engineer’s Report

Sabine Pass LNG Terminal

1.0	Background

2.0	Summary of Risks

3.0	Project Description

4.0	Project Status

5.0	Project Implementation

6.0	Construction Budget

7.0	Construction Schedule

8.0	Environmental Risks

9.0	Operations and Maintenance Programs

10.0	Contracts

11.0	Conclusions

T-1

INDEPENDENT ENGINEER’S REPORT

1.0	BACKGROUND

Cheniere Energy, Inc., the Sponsor, is based in Houston, Texas, USA. It originally established a fully owned subsidiary, Sabine Pass LNG, L.P. (“Sabine”) to develop, own and operate the Sabine Pass LNG Terminal Project (“Project”). The Project is located alongside the navigable Sabine River Channel in Cameron Parrish, Louisiana, directly across the river from Sabine Pass, Texas. It comprises a receiving and regasification terminal that will receive, store, and vaporize imported liquefied natural gas (“LNG”). Vaporized natural gas will be exported via natural gas pipeline to U.S. consumers. The Project will operate as a tolling terminal, processing LNG on behalf of two initial Terminal Use Agreement (“TUA”) Customers, Total LNG USA, Inc. and Chevron USA, Inc., who will own the imported LNG and the exported natural gas. The two TUA Customers have each reserved a LNG import and a regasification export capacity of approximately 1,000 million standard cubic feet of gas per day (“MMscfd”). A third TUA Customer, Cheniere Marketing, Inc. (“Cheniere”) has reserved a maximum capacity of approximately 2,000 MMscfd. At this time Cheniere has not yet executed a LNG Off-take Agreement with any LNG liquefaction facility to secure an LNG supply to process through the Project. The terminal was originally designed to import sufficient LNG to produce a maximum peak natural gas export capacity of approximately 2,600 MMscfd. This is termed the Phase I Project. In mid-2006, the Phase 2 Stage I Expansion Project (the “Phase 2 Project”) was implemented. Upon completion, this will increase the maximum peak export capacity to approximately 4,000 MMscfd.

The Phase 1 Project is being implemented under a lump sum turnkey EPC Contract by Bechtel Corporation, (“Bechtel” or the “EPC Contractor”). Principal subcontractors include Mitsubishi Heavy Industries Ltd. (“MHI”) with Matrix Services (jointly “MHI/Matrix”) for the LNG tanks, Weeks Marine Inc. (“Weeks”) for the marine terminal, and Remedial Construction Services, L.P. (“Recon”) for site preparation and soil improvement. Bechtel is also the general EPC Contractor for Phase 2 under a reimbursable form of contract. In addition, Bechtel is providing construction management services to assist Sabine with managing the other principal fixed-price Phase 2 EPC Contractors, a joint venture of Diamond LNG (an MHI company) and Zachry (“Diamond/Zachry”) for the two additional LNG Tanks, and Recon for site preparation and soil improvement.

The U.S. Federal Energy Regulatory Commission (“FERC”) issued approval for the Phase 1 Project on December 21, 2004. Limited Notice to Proceed was issued under the Phase 1 EPC Contract on January 4, 2005. Subsequently, the full Notice to Proceed was issued on April 4, 2005. The Guaranteed Substantial Completion Date was originally September 2, 2008; however, a hurricane Force Majeure Change Order has revised the date to December 20, 2008. Full utilization of the terminal by the two TUA Customers is to commence by April 1, 2009 for Total and by July 1, 2009 for Chevron.

In July 2005 Sabine submitted a permit application to FERC for the Sabine Pass LNG Terminal Phase 2 Expansion Project. Approval was granted on June 15, 2006. Stage 1 of the Phase 2 Expansion Project will increase the peak terminal throughput capacity by 1,400 MMscfd to the ultimate peak capacity of 4,000 MMscfd. Change orders were issued during the construction of the Phase 1 Project to provide tie-ins and other pre-investment work necessary to minimize potential construction and operations interferences to Phase 1 activities during the execution of the Phase 2 Expansion Project. Cheniere undertook a substantial engineering effort and committed pre-investment expenditure to identify and mitigate potential interferences by Phase 2 on the timely completion and operation of Phase 1. In Stone & Webster Consultants’ opinion, the Phase 2 Stage 1 Expansion of Sabine Pass poses negligible risk to the timely completion and operation of the Phase 1 Project.

1-1

INDEPENDENT ENGINEER’S REPORT

Aerial View from the North

Stone & Webster Management Consultants, Inc. (“Stone & Webster Consultants”) was retained by Cheniere Energy, Inc. to conduct an independent technical assessment of the Project on behalf of the potential investors. Stone & Webster Consultants’ independent technical review report (“Report”), including the observations and conclusions presented herein, is based on, among other things, our review of the available technical, performance, schedule and cost data, visits to terminal site, and interviews with Cheniere personnel. The Report presents our findings and conclusions regarding the following:

•	Plant design and technology;

•	Project execution plans and implementation schedule;

•	Capital costs;

•	Expected plant performance and operating parameters;

•	Operations and maintenance programs and budgets; and

•	Environmental permitting and regulatory issues.

2.0	SUMMARY OF RISKS

As indicated above, the Terminal is being implemented in two phases under different contracting strategies. The primary revenue for the Project is derived from the Total and Chevron TUAs. Accordingly, Stone & Webster Consultants has considered areas where there is perceived technical risk to the implementation of the Phase 1 Project and areas where the Phase 2 Expansion Project and its operation could impact the Phase I Project. Particular focus has been placed on circumstances where the risk component could materially impact the projected cash flows. Tables 2.0-1 and 2.0-2 present a summary of our assessment of these risks.

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INDEPENDENT ENGINEER’S REPORT

Table 2.0-1

Phase 1 Project Risks

Risk Component	Comment
LNG Supply Low Risk	This is a Terminal User obligation under the terms of the TUAs with Total and Chevron.

Technology Low Risk

In general, the Project is using established and suitable technology for the Project.

Stone & Webster Consultants is of the opinion that the process facilities to be installed at the terminal are robust and should provide for a long and useful service life. Likewise Stone & Webster Consultants confirms that there are no unusual risks regarding the technology proposed for LNG receipt, LNG storage, or regasification.

Scale Up Low Risk	In Stone & Webster Consultants’ opinion, there is no scale-up risk associated with the Project. All major equipment is proven at the proposed size and capacity levels. Furthermore, the combined LNG export capacity of the two initial TUA Customers is 2,000 MMscfd versus a nameplate export rating of 2,600 MMscfd, thus providing ample excess capacity to service the two primary TUAs.

Environmental Issues Low Risk	Stone & Webster Consultants’ review has not identified any environmental issues that would have an undue effect upon either the Project construction schedule or budget, and compliance with local, state and federal requirements will result in full compliance with the Equator Principles.

Regulatory Issues Low Risk

The Sponsor has identified the appropriate permits and other regulatory approvals required for this Project, including the LNG carrier transit, berths and unloading facilities; the LNG storage and regasification units; power generation; and other infrastructure and auxiliary facilities. In Stone & Webster Consultants’ opinion, the Sponsor is making satisfactory progress towards obtaining the requisite approvals in a timely manner that supports the proposed construction schedule. Total and Chevron will jointly, but separately apply for a send-out pipeline permit to export their gas from the Terminal.

On December 21, 2004, FERC issued the Order Granting Authorization under Section 3 of the Natural Gas Act (“FERC Order”) to Sabine Pass LNG, L.P., authorizing Sabine to construct an LNG terminal and send-out pipeline. The Louisiana LDEQ has issued Sabine a PSD air emissions permit. Sabine received its final construction permit from the U.S. Army Corps of Engineers.

Contracting Strategy and Project Execution Low to Medium Risk	The EPC Contractor is Bechtel Corporation, a skilled and experienced contractor with a long proven track record in the engineering, procurement and construction of energy-related projects, including LNG liquefaction and regasification facilities. The LNG storage tanks will be subcontracted to a consortium of MHI and Matrix Services. The marine terminal and associated dredging have been subcontracted to Weeks Marine, an experienced and reputable marine contractor. Site preparation and pile installation has been subcontracted to Recon, a skilled and experienced civil engineering contractor. In Stone & Webster Consultants’ opinion, each of these firms has the requisite experience and capability to undertake the assigned role for the implementation of the Project.

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INDEPENDENT ENGINEER’S REPORT

Sabine does not have sufficient permanent in-house personnel to properly and fully staff the Project Management Team, during Project execution. Therefore the Sponsor will hire temporary contract personnel and consultants to fill the open PMT positions. This organizational structure is typical for projects of this size and complexity, even by well-established major oil and gas corporations, due to previous downsizing. The PMT personnel have not previously worked together as a team and therefore have gone through a learning curve period.

Capital Cost Low to Medium Risk	The EPC Contract portion of the Phase 1 Project cost is being implemented under a LSTK contract with Bechtel. In our opinion, the Owner’s Costs properly reflect the responsibilities and risks carried by the Owner. The Total Phase 1 Project Costs is currently budgeted to fall in the range of US$900 to US$950 million. Stone & Webster Consultants has reviewed the detailed build-up of both the EPC Contract Cost and the Owner’s Costs. In our opinion, based upon our benchmarking of this Capital Expenditure (“CAPEX”) against that of comparable projects, the budget is reasonable.

Operating Cost Low Risk

Operations, maintenance and contract labor costs total US$10.0 million per annum. Other fixed operating costs amount to US$15.1 million per annum in the aggregate. Apportioned Cheniere G&A costs carried by the Project add $8.3 million, and the GE power generation maintenance expenses add a further US$3.2 million, bringing the total annual (Phase 1) O&M costs for year 2010 to US$36.6 million.

Based on Stone & Webster Consultants’ experience with similar LNG receiving and regasification terminals world-wide, these O&M expenses fall well within industry benchmarks for similar facilities.

Based upon the benchmark comparison, the O&M Budget estimate is reasonable. Moreover, the OPEX reimbursement provisions provided by the two primary TUAs cover any reasonable overage above the current O&M cost estimate.

Operating Performance Low Risk

In Stone & Webster Consultants’ opinion, the proposed facilities pose no unusual operating risks for a facility of this nature.

The Sponsor has not commissioned a Reliability, Availability, and Maintainability (“RAM”) Analysis for the Project, but the expected availability of the individual tandem vaporization units is expected to be approximately 96 percent. Based on Stone & Webster Consultants’ experience, the re-gasification and export availability for all sixteen of the Phase 1 vaporizers should be approximately 81.5 percent. This means at least thirteen vaporizers should be fully available at all times. This results in a minimum continuous export availability of approximately 2,340 MMscfd versus the export capacity under the two primary TUAs of 2,000 MMscfd.

The required export capacity of 2,000 MMscfd is equivalent to 90,500 cubic meters per day of LNG in liquid form. The available Phase 1 LNG storage capacity is 480,000 cubic meters, resulting in a storage-to-export ratio of 5.3:1 The industry norm is approximately 4:1, so the terminal has ample storage capacity to service the two primary TUAs.

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INDEPENDENT ENGINEER’S REPORT

Operating Performance Low Risk

The required LNG reception quantity including retainage is approximately 90,500 cubic meters per day, which can be supplied on average by one 140,000 cubic meter LNG carrier every 36 hours.

Given the availability of two independent unloading berths, Stone & Webster Consultants has no significant concerns regarding LNG receiving capacity, even accounting for unavailability due to inclement weather.

Interfaces Low to Medium Risk

The respective Customers of the Terminal are responsible for providing pipeline interconnections between the Terminal and the existing export natural gas pipeline grid connections. The main export line should be approximately 16 miles long to the principal connections tie-in points.

Marine support facilities, e.g., tugs and line handling boats are the responsibility of the Terminal Users; however, Sabine will assist in securing and managing these services.

Drinking water will be supplied in bottled form by local suppliers. Utility water will be provided via pipeline from a local supplier. Power will be supplied internally by three LM2500+ simple-cycle gas turbine-driven generators. Only two of the turbines are required for the export capacity required by the two primary TUAs. There will be no external power supply.

Geography Low to Medium Risk	Meteorological conditions for the site and the Gulf of Mexico are well understood. The site is within the hurricane belt. The design applies appropriate criteria to mitigate the impact of hurricanes.

Table 2.0-2

Phase 2 Stage 1 Expansion

Risk Component	Comment
Supply Low Risk	The Bond financing does not rely on cashflow generated from the Phase 2 Stage 1 Expansion. A third TUA has been executed with another Cheniere affiliate, Cheniere Marketing, Inc, but per Stone &Webster Consultants’ understanding, Cheniere has not yet contracted with any LNG liquefaction facility to supply Cheniere with LNG for processing through the Terminal.

Technology Low Risk	The Expansion Project is using proven technology for the tanks and vaporizers. The LNG Berths are being extended using open cell bulkhead technology to accommodate LNG carriers larger than 250,000 cubic meters. Open cell technology has been demonstrated to be effective in over 140 projects in Alaska and the Contiguous 48 States.

Scale Up Low Risk	The Project is using established equipment sizes. Equipment is identical to that used for Phase 1.

Regulatory Issues Low Risk	The Project is governed by established federal, state and local regulations. FERC issued its Authorization Order for the Phase 2 Expansion Project on June 15, 2006.

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INDEPENDENT ENGINEER’S REPORT

Environmental Issues Low Risk	Stone & Webster Consultants’ review did not identify any environmental issues that would have an adverse effect on the Project cost, schedule or operation.

Equator Principles Issues Low Risk	The EA complies with the requirements of the Equator Principles. In Stone & Webster Consultants’ opinion, compliance with State and Federal requirements will result in full compliance with the Equator Principles.

Impact of Expansion on Phase 1 Low Risk

There are no unmanageable potential impacts or conflicts between Phase 1 and the Phase 2 Stage 1 Expansion Project.

The Phase 2 Stage 1 expansion can be constructed, commissioned and operated without detriment to the Phase 1 facilities.

Significant care has been given to ensuring that the Phase 2 Stage 1 Expansion of Sabine Pass poses negligible risk to the timely completion and operation of the Phase 1 Project.

Contracting Strategy and Project Execution Low to Medium Risk

In general, Sabine has opted to contract with the same contractors and principal suppliers as used for the Phase 1 Project. Bechtel serves as the main EPCCm Contractor, Diamond-Zachry for the construction of the two new LNG storage tanks, and Recon for soils remediation.

In Stone & Webster Consultants’ opinion, each of these firms has the requisite experience and capability to undertake the assigned role for the implementation of the Project. In addition, Stone & Webster Consultants confirms that this contracting strategy should minimize any conflict between like contractors on the two phases of the Project.

Sabine has selected a cost-reimbursable contracting philosophy for the majority of the Phase 2 Expansion Project that is designed to maximize its flexibility. A lump sum contract has been selected for the LNG tanks albeit with a labor escalation clause. Material costs were fixed following execution of the contract. These tanks are essentially identical to the three Phase 1 tanks. Zachry rather than Matrix is partnering with Diamond as the tank constructor.

In Stone & Webster Consultants’ opinion, the contracting strategy is designed to ensure that the Phase 2 Stage 1 Expansion Project poses negligible risk to the timely completion and operation of the Phase 1 Project.

Sabine has established a dedicated Project Management Team. Sabine will also use Bureau Veritas and other contract personnel, term contract personnel, and possibly personnel from other EPC contractors to supplement the Project Management Team. These positions will be filled as needed as the Project execution progresses.

This organizational structure is typical for projects of this size and complexity, even by well-established major oil and gas corporations, due to previous downsizing. However, these PMT personnel have not previously worked together and will require a learning curve period before the team can efficiently and effectively oversee the various EPC Contractors and facilitate resolution of the detailed technical and execution queries that inevitably arise during execution of such a Project. This represents a medium risk to the Sponsors rather than to Sabine’s debt holders.

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INDEPENDENT ENGINEER’S REPORT

Project Schedule Low Risk	Completion of the Phase-2 Expansion is not schedule-critical for Sabine’s debt holders. The 36-month schedule for Phase 2 is challenging but achievable.

Capital Cost Low to Medium Risk	The EPC Contract portion of the Phase 2 Project cost is being implemented under a reimbursable EPCCm contract with Bechtel and under fixed-price EPC Contracts with other contractors. In our opinion, the Owner’s Costs properly reflect the responsibilities and risks carried by the Owner. The Total Phase 2 Stage 1 Project Cost is currently budgeted to fall in the range of US$500 to US$550 million. Stone & Webster Consultants has reviewed the detailed build-up of both the EPC Contract Cost and the Owner’s Costs. In our opinion, based upon our benchmarking of this Capital Expenditure (“CAPEX”) against that of comparable projects, including the Phase 1 Project, the budget is reasonable.

Operating Cost Low to Medium Risk	Operations, maintenance and contract labor costs total US$10.0 million per annum. Other fixed operating costs amount to US$15.8 million per annum in the aggregate. Apportioned Cheniere G&A costs carried by the Project add $8.3 million, and the GE power generation maintenance expenses add a further US$4.6 million, bringing the total annual (Phase 1) O&M costs for year 2010 to US$38.7 million, a US$2.1 million increase over Phase 1. Note: fuel for regasification is provided by the Terminal Users.

Interface with Existing Infrastructure Low Risk	Tie-ins to the existing Phase 1 Project have been provided to minimize/eliminate tie-in issues. Expansion of the LNG Berths to accommodate larger LNG carriers is not on the critical path. It will be undertaken before mid-2007 and will not impact operation of the berths during Phase 1.

Interface with Existing Infrastructure Low Risk	Total and Chevron have contracted with the proposed Kinder Morgan LP (“KMLP”) pipeline for the transportation of their natural gas. Sabine will have unhindered access to the Cheniere Sabine Pass Pipeline, L.P. (“CSPP”) pipeline for export of gas from the facilities to service the Cheniere LNG Marketing TUA and for Phase 1 commissioning and performance testing, which will occur before the KMLP is commissioned.

Logistics Low to Medium Risk

The Expansion site has been provided with separate ingress and egress and separate laydown areas from the Phase 1 Project.

The Phase 1 Project and Phase 2 Expansion Project will share use of the common Construction Dock. Detailed planning will facilitate coordination of the use of this facility, but Phase 1 will always have priority access. A dedicated crane and crew will be provided at the Construction Dock to expedite access to all parties.

The Phase 1 Project is proving to be a preferred work location for local craft labor due to the duration of the combined Projects.

The time-lag between phases should facilitate Bechtel Home Office and construction labor moving from Phase 1 to the Phase 2 Project.

Geography Medium Risk	The site is located on the US Gulf coast in an area that is prone to hurricanes. The Phase 1 Project was affected by Hurricane Katrina and Rita during 2005. Primary risk pertains to the construction period when facilities are incomplete.

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INDEPENDENT ENGINEER’S REPORT

3.0	PROJECT DESCRIPTION

3.1	Site

The Sabine Pass LNG plant site is situated on an area once utilized by the U.S. Army Corps of Engineers as a depository for Sabine/Neches Waterway dredging spoils; hence the soils at the site require substantial remediation and enhancement.

3.2	Facilities

The Phase 1 Project consists of the following principal components:

•	Marine receiving terminal capable of unloading two LNG carriers simultaneously. The marine terminal consists of two LNG carrier unloading docks, each capable of unloading an LNG carrier with cargo capacity in the range from 87,600 cubic meters to 250,000 cubic meters of LNG. The Sponsor anticipates that a 250,000 cubic meter LNG carrier will have a draft of 39.4 feet. The US Coast Guard (the “USCG”) states that the shipping channel is currently maintained at 40 feet of depth which is adequate to accommodate current LNG carriers, which have a maximum draft of approximately 37.4 feet. However, recent soundings tabulated by NOAA and data contained in the Vessel Maneuvering Simulation Study indicate channel depths of 42 feet, and that areas of the pass channel have depths of 45 feet. Sponsor will dredge the berth/terminal area to a depth of 45 feet below mean low water line plus two feet of over dredge. The deeper depth of the berths will permit Sabine to better monitor the rate of sedimentation accumulation to better plan future dredging operations.;

•	Three 160,000 cubic meter single containment LNG storage tanks. Each tank is designed for a working tank volume of 160,000 cubic meters, or approximately 1,006,400 barrels. This type of tank comprises an inner LNG containment tank fabricated from nine-percent nickel steel, suitable for the cryogenic storage temperature of approximately (-)260°F. The inner tank is then surrounded by an outer carbon steel tank, which retains the perlite insulation material, which is poured into the annular area between the two tank walls. Each LNG storage tank is enclosed within an individual earthen dike or berm designed to contain 110 percent of the maximum tank volume in the event of a tank rupture. In the U.S., this diked volume is a requirement of federal regulation 49CFR193, which is followed rigorously by the Federal Energy Regulatory Commission (“FERC”);

•	LNG circulation system to keep unloading systems cold between LNG shipments;

•	LNG tank and LNG carrier vapor handling systems ;

•	Storage tank boil-off gas compressors and re-condenser systems;

•	Three LNG in-tank transfer pumps in each tank. The sendout pumps will be multi-stage, seal-less vertical centrifugal pumps, with the entire pump and motor submerged in, in accordance with accepted industry practice;

•	Sixteen LNG high pressure export pumps submerged in a pumpout vessel supplied with the pump and Submerged Combustion Vaporizers (“SCV”). Each SCV is designed with an absorbed heat duty of approximately 116.0 MMBtu per hour, a well-proven capacity level. Vaporizers are essentially self-contained package units, complete with fully integrated burner management systems and safety interlocks. The SCV package also includes the electric motor-driven combustion air blower, which compresses air up to the submerged combustion pressure. SCVs are robust units, currently employed in approximately 75 percent of the world’s LNG regasification terminals, and thus represent very little risk;

•	Natural gas metering stations and export pipeline header;

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INDEPENDENT ENGINEER’S REPORT

•	Electric power generation and distribution. This comprises three LM 2500+ aeroderivative gas turbine driven generator sets, which are well-proven in the industry:

•	Utilities, infrastructure, and support facilities.

The Phase 1 marine terminal consists of two LNG carrier unloading docks, each capable of unloading LNG carriers of between 87,600 cubic meters and 250,000 cubic meters of LNG storage capacity.

Phase 2 comprises the addition of:

•	Modifications to the original berth design by adding approximately 100 feet of additional clearance at the stern of docked LNG carriers by replacing the rock rip-rap covered, sloped underwater shore with vertical bulkhead constructed using open cell technology developed and patented by PND Incorporated (“PND”), headquartered in Anchorage, Alaska.

•	eight tandem vaporization units, each consisting of a high pressure send-out pump coupled to a SCV designed to vaporize approximately 180 MMscfd;

•	two additional 160,000 cubic meter LNG storage tanks;

•	a fourth GE (LM-2500+) gas turbine power generation unit;

•	a partial Ambient Air Vaporizer (“AAV”) train, consisting of 11 cells, to serve as a pilot testing facility. The use of AAV technology has potential operating cost reduction benefits in the summer months. A full AAV train comprises 33 cells and has a design vaporization capacity of 180 MMscfd.

•	a new Auxiliary Control Building;

•	a new electric power Substation;

•	a fourth instrument and utility air compression unit;

•	additional utilities and infrastructure facilities to support the overall expansion program;

•	additional tie-ins and other pre-investment work required to minimize potential construction and operations interferences due to the addition of the subsequent Phase 2 expansion stages.

3.3	Operation

Pumps onboard a LNG carrier are used to unload LNG and transfer it to the storage tanks. As the LNG enters a storage tank, vapor in the tank is displaced. This cold vapor is returned to the LNG carrier to replace the equal volume of unloaded LNG and maintain constant pressure in both the tank and the carrier. This vapor is returned to the carrier via cryogenic blowers. Similarly, between LNG deliveries, a small amount of LNG will be circulated from the storage tanks through the carrier unloading lines to keep them at cryogenic unloading temperature. LNG is pumped from each storage tank by in-tank submerged transfer pumps. These discharge LNG from the tank at approximately 85 psig. Excess tank vapor is compressed to 85 psig. Vapor re-condensers then condense and re-absorb the compressed vapor into the pressurized LNG pumped from the tanks. Multi-stage export pumps boost the pressure of the LNG to 1550 psig. This high-pressure LNG is fed to submerged combustion vaporizers (“SCV”). Each pump feeds one SCV. A total of sixteen pump/vaporizer tandem sets are provided under Phase 1, each with a design export capacity of approximately 180 MMscfd. Achieved capacity depends on the LNG composition. A small amount of the vaporized export gas, less than two percent of the total capacity, will be consumed internally as fuel gas for the terminal. Export gas will be routed through a metering station into the main export pipeline header, which is connected to numerous natural gas distribution pipelines. All export pipeline infrastructure downstream of the metering station is to be supplied by others.

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INDEPENDENT ENGINEER’S REPORT

The Phase 1 Sabine Pass LNG Terminal will generate its own electric power from two operating General Electric (LM-2500+) gas turbine-driven generators plus one spare unit. Maximum expected power consumption is approximately 50 MW, compared to an installed capacity of 75 MW. Under Phase 2 a fourth LM-2500+ turbine-generator unit will be added. At the maximum peak export capacity of 4,000 MMscfd, three of the four generators will be required for full Terminal operations, with the fourth unit available as a stand-by spare.

4.0	PROJECT STATUS

4.1	Phase 1

Stone & Webster Consultants’ understanding on the current status of the Project is based on our review of the September 2006 Monthly Progress Report issued by Bechtel. Cumulative aggregate progress of the Phase 1 Project through the end of September 2006 was 60.1 percent compared to with planned progress of 62.5 percent. The Project has two near parallel critical paths, one relating to the LNG Tanks which has zero float and the other relating to the power generation facilities which has nine days float. Progress on these two critical paths is such that Bechtel is expected to achieve the Target Bonus Date of April 3, 2008, which corresponds to completion of the main terminal and two of the three LNG Tanks and to a demonstrated export capacity of 2,000 MMscfd. The scheduled Substantial Completion Date which corresponds to completion of the entire terminal and demonstration of the maximum peak export capacity of 2,730 MMscfd, is currently scheduled for November 8, 2008, versus the revised Guaranteed Substantial Completion Date of December 20, 2008. Therefore, the Project is currently proceeding in accordance with the Construction Budget and Schedule.

At the end of September 2006, engineering progress was 95.0 percent versus the baseline plan of 96.0 percent. Procurement progress was 79.0 percent versus the plan of 80.0 percent. Construction progress was reported as 47.7 percent versus the plan of 50.9 percent.

However, the impacts of the 2005 hurricane season on both the LNG Tank and the marine terminal subcontractors have not been integrated into the schedule. Similarly, the impact of the re-design of the marine terminal bulkheads, has not yet been integrated into the baseline construction progress curves. Therefore, some of this apparent progress deficiency will be reduced once that integration occurs. The Target Bonus Completion Date still remains as April 3, 2008, albeit with zero days of float. The Guaranteed Substantial Completion Date has 34 days of positive float, indicating a great deal of comfort in meeting this required completion date.

4.2	Phase 2 Stage 1

The Phase 2 Project is currently undergoing soil stabilization and enhancement, and other contractors are mobililizing for home office engineering and procurement. The early construction management team has also mobilized to the site to oversee Recon’s Phase 2 work. The overall Project Control Schedule has not yet been finalized so baseline progress curves have not yet been developed.

5.0	PROJECT IMPLEMENTATION

5.1	Codes and Standards

In the Project documentation, the Sponsor required that all Project facilities are to be specified, engineered, procured, constructed, operated and maintained in accordance with all applicable Federal and state regulations and accepted industry practices and guidelines. The primary requirements for this federally regulated Project are mandated by the United States Federal Energy Regulatory Commission (“FERC”), which principally refer to 49 CFR 193 and NFPA 59A. These regulations are further augmented by the International Maritime Organization, Society of International Gas Tanker & Terminal Operators Ltd. (“SIGTTO”), and other applicable industry

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INDEPENDENT ENGINEER’S REPORT

standards and codes which are required and incorporated by reference in the regulations and documents promulgated by these entities. The industry guideline adopted by SIGTTO is specifically referenced in the two Terminal Use Agreements (“TUA”) between Sabine Pass LNG, L.P and the Project’s anchor Customers, Total LNG USA, Inc. and Chevron USA Inc. Equipment provided under both Phase 1 and Phase 2 incorporates the latest technology updates with respect to high efficiency performance and low emissions. Thus the Project will represent little risk from an equipment performance and reliability perspective. Based on the foregoing requirements, in Stone & Webster Consultants’ opinion, the design is consistent with that of similar facilities within the United States and abroad and should result in an LNG terminal facility capable of fulfilling the commitments made under the TUAs.

5.2	Phase 1 Contracting Strategy

Cheniere contracted Bechtel to undertake the FEED for the Project. It pre-selected MHI/Matrix as the LNG Tank Subcontractor, Weeks Marine as the Marine Subcontractor, and Recon as the Soils Improvement Subcontractor. In addition, Cheniere limited bidding and negotiation on certain long-lead equipment to one or two vendors, including T-Thermal for the submerged combustion vaporizers, IHI for the boil-off gas compressor, and FMC and Connex SVT for the unloading arms. It then negotiated with Bechtel on an open-book estimate basis to provide a lump sum price for turnkey EPC Contract for the Project. Stone & Webster confirms that the selected subcontractors and equipment suppliers have the expertise and experience to perform the specified work or provide the equipment.

5.3	Phase 2 Contracting Strategy

Sponsor provided the following draft contracts and agreements for our review and comment:

•	Reimbursable Bechtel EPCCm Contract,;

•	Fixed Price Diamond/Zachry EPC LNG Tank Contract;

•	Unit Rate Recon EPC Contract for Soils Improvement;

All of these contracts were subsequently executed on July 21, 2006.

In addition, we reviewed the executed Willbros/CSPC EPC Contract for Cheniere Sabine Pass Pipeline Project, dated February 1, 2006.

Sabine executed a reimbursable EPCCm Contract with Bechtel that will provide engineering, procurement and construction management services together with direct hire construction services for those activities not provided by other contractors.

The reimbursable form of contract requires additional diligence and oversight by Sabine, especially when Phase 1 and Phase 2 work is being undertaken concurrently by the same contractor but paid under different compensation arrangements. Sabine issued its “Notice to Proceed” to Bechtel on July 26, 2006.

The Phase 1 scope of work is proceeding under a fixed price, lump-sum turn key contract format. In contrast, the Phase 2 Project is being executed using a combination of individual reimbursable or unit rate contracts between Sabine and selected contractors and a reimbursable time and material contract with Bechtel responsible for all work not directly contracted by Sabine including detailed engineering, procurement and construction services. Bechtel will also serve as Sabine’s overall Construction Manager, in overseeing all contractors for the Phase 2 Expansion project. Under this arrangement Sabine retains total responsibility for risks associated with project scope and also assumes the risk for cost increases associated with labor productivity.

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INDEPENDENT ENGINEER’S REPORT

In Stone & Webster Consultants’ opinion, Sabine has selected a contracting scheme that facilitates and complements its goal to minimize any interference between Phase 1 and Phase 2 activities. The contracting basis pays cognizance to the change in the EPC contracting environment over the past two years, in particular reluctance to lump sum bid EPC contracts on the US Gulf Coast. Moreover, the contracting strategy pays cognizance to the protection afforded under the Phase 1 lump sum contract by utilizing the same key contractors and vendors. The contracts reflect generally acceptable provisions and terms that do not impinge upon Phase 1. Overall, the contracting strategy provides Sabine with flexibility should it be necessary to change the mode or order in which the work is completed.

5.4	Foundations

The Sabine Pass LNG plant site is situated on an area once utilized by the U.S. Army Corps of Engineers as a depository for Sabine River Channel dredging spoils. Dredged soils in the tank areas have been stabilized to a depth of 12 feet below grade. All foundations for major equipment and structures, including the LNG storage tanks, LNG process equipment, pipe racks and marine terminal equipment, are piled. Project specifications required field testing of at least four piles per tank that support the LNG storage tank foundation. Final pile design for the tank foundation piles was determined from these test results.

5.5	Implications of Phase 2 on the Phase 1 Project

Management and co-ordination of the Phase 1 Project and the Phase 2 Stage 1 Expansion Project present challenges that can be met by careful early planning and diligent attention to execution. Accordingly, Sabine and Bechtel have developed procedures and execution plans that address potential interferences or conflicts between the two projects. The potential adverse effect of the Phase 2 Expansion on the Phase 1 Project is mitigated substantially by the one-year lag between the two Project schedules. Essentially all Phase 1 engineering, procurement, and initial construction activities will be completed before those for Phase 2 commence. Sabine has performed a comprehensive scheduling analysis of the common utilization of the full-time crew and crane at the Construction Dock. This analysis indicates no unmanageable conflicts. Sabine represents that it will provide an experienced and adequately staffed Project Management Team and supporting Owner’s Engineer personnel to properly oversee Bechtel and the other Expansion Project contractors. Sabine and Bechtel will provide a user-friendly, logic-linked Critical Path Method (“CPM”) control schedule as quickly as practical to allow detailed planning especially of tie-ins to the Phase 1 facilities, as well as common use of the Construction Dock and public access roads by all parties, including the two export pipeline projects. Stone & Webster Consultants confirms that this is consistent with good industry practice.

Sabine and Bechtel have implemented enhanced compensation programs to attract and retain skilled construction craft labor for both Projects. Should competition with outside projects drawing on the same labor resource create overall labor shortages at the Sabine site, Phase 1 will have absolute priority to available labor resources. Sabine plans to hire extra operations personnel on a term-contract basis to satisfy operations requirements of both Phases. The term-contract personnel will be released upon achievement of full operational status for the entire expanded facility. Total and Chevron have contracted to use the proposed KMLP pipeline for the transportation of their natural gas, thus completely freeing up the CSPP pipeline for unhindered access by Sabine for commissioning, performance testing of both Phase 1 and Phase 2, and for normal operation of the Phase 2 Stage 1 facilities in servicing the Cheniere TUA export volumes.

Given these scenarios and the overall Phase 2 Stage 1 Project Execution Plan, in Stone & Webster Consultants’ opinion, there are no unmanageable potential impacts, interferences or conflicts between the Phase 1 Project and the Phase 2 Stage 1 Expansion Project in terms of engineering, procurement, construction, commissioning, and performance testing, nor in terms of the achievement and continuation of normal operational status.

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INDEPENDENT ENGINEER’S REPORT

6.0	CONSTRUCTION BUDGET

6.1	Phase 1 Budget

The EPC Contract portion of the Phase 1 Project cost is being implemented under a LSTK contract with Bechtel. In our opinion, the Owner’s Costs properly reflect the responsibilities and risks carried by the Owner. The Total Phase 1 Project Costs is currently budgeted to fall in the range of US$900 to US$950 million. Stone & Webster Consultants has reviewed the detailed build-up of both the EPC Contract Cost and the Owner’s Costs. In our opinion, based upon our benchmarking of this CAPEX budget against comparable projects, the budget is reasonable.

6.2	Phase 2 Budget

The EPC Contract portion of the Phase 2 Project cost is being implemented under a reimbursable EPCCm contract with Bechtel and under fixed-price EPC Contracts with other contractors. In our opinion, the Owner’s Costs properly reflect the responsibilities and risks carried by the Owner. The Total Phase 2 Stage 1 Project Cost is currently budgeted to fall in the range of US$500 to US$550 million. Stone & Webster Consultants has reviewed the detailed build-up of both the EPC Contract Cost and the Owner’s Costs. In our opinion, based upon our benchmarking of this CAPEX budget against comparable projects, including the Phase 1 Project, the budget is reasonable.

7.0	CONSTRUCTION SCHEDULE

7.1	Phase 1

The Force Majeure impacts from the hurricanes, resulting in extension of the Guaranteed Substantial Completion Date from September 2, 2008 to December 20, 2008, have been incorporated into the updated Level III CPM Schedule. The revised key contractual Project Milestone dates are summarized below in Table 7.1-1.

Bechtel’s primary critical path runs through the LNG Storage tanks, with RFCD of LNG Tank 2 scheduled for March 23, 2008, with zero float. A near parallel secondary critical path runs through startup of the power generation facilities, which is scheduled for September 27, 2007. This activity currently has nine days of positive float. This means that the actual startup of these facilities can still slip 9 working days without impacting achievement of the Target Bonus Date. Timely startup of the power generation facilities is integral to Bechtel being able to pre-commission and commission the entire terminal. The scheduled Target Bonus Date of April 3, 2008 is currently indicated as having zero days of float, as this is the reference point for the Schedule. However, in Stone & Webster Consultants opinion, field construction is being undertaken in a well-managed and proactive manner. Once engineering and procurement constraints are removed, Stone & Webster Consultants expects construction management to generate float and achieve the Target Bonus Date of April 3, 2008.

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INDEPENDENT ENGINEER’S REPORT

Table 7.1-1

Scheduled Key Milestone Dates

Milestone Description	EPC Contract Basis	Early Finish	Late Finish
FERC Approval	Condition Precedent	Dec 21, 2004	Completed
Limited Notice to Proceed (LNTP)	On or Before Jan 4, 2005	Jan 4, 2005	Completed
Notice to Proceed (NTP)	Min 90 days after LNTP	April 4, 2005	Completed
Approved Perf. Test Procedures	By 24 Months after NTP	April 4, 2007	April 4, 2007
Submit Target Bonus Test Procedures		Jan. 7, 2008	Jan. 18, 2008
Ready For Cool Down System #1	Terminal plus Tank No.1	Feb 18, 2008	Feb 28, 2008
Ready For Cool Down System #2	LNG Tank No.2	March 21, 2008	March 25, 2008
Target Bonus Date (2000 MMscfd)	1095 days after NTP	April 3, 2008	April 3, 2008
Ready For Cool Down System #3	LNG Tank No.3	July 1, 2008	Sept. 5, 2008
Ready For Performance Testing		July 18, 2008	July 18, 2008
Substantial Completion		Sept 2, 2008	Nov. 8, 2008
Guaranteed Substantial Completion	1355 days after NTP	Nov. 8, 2008	Dec. 20, 2008
Final Completion (EPC Contract)	Max 90 days after SC	Dec. 10, 2008	Feb. 12, 2009
Total TUA Commences	Total TUA Agreement	April 1, 2009	April 1, 2009
Chevron TUA Commences	Chevron TUA	July 1, 2009	July 1, 2009

7.2	Phase 2

Start-up and commissioning of the Phase 2 Expansion facilities are scheduled for the second quarter of 2009 based on an overall construction duration of 36 months from an Effective Date of late July 2006. While this duration would be considered overly optimistic for a new grass-roots facility, in Stone & Webster Consultants opinion, it is aggressive but achievable for the Phase 2 Stage 1 Expansion Project, recognizing that the commercial negotiations and design for the major equipment has already been concluded. This notwithstanding, the construction period for the LNG tanks does not contain excessive float and is not overly generous. Sabine and Bechtel will develop a rigorous, logic-linked, Critical Path Method (“CPM”) control schedule within 120 days after NTP. The CPM schedule will allow detailed planning of tie-ins to the Phase 1 facilities and evaluation of access to the site by all parties, including the two export pipeline projects.

8.0	ENVIRONMENTAL RISKS

Stone & Webster Consultants has reviewed the environmental and regulatory information provided to us by Sabine pertaining to the Phase 2 Expansion, most of which is contained in Sabine’s FERC application. FERC has issued its permit to construct the Phase 2 Expansion. In Stone & Webster Consultants’ opinion, Sabine should be able to obtain the requisite supplementary permits and other regulatory authorizations for the Phase 2 Expansion Project without significant impacts upon either the Phase 1 Project or to the Phase 2 Expansion Project costs or schedule. The expanded facilities will comply with the Equator Principles.

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INDEPENDENT ENGINEER’S REPORT

9.0	OPERATIONS & MAINTENANCE PROGRAMS

9.1	Expanded Terminal O&M Costs

During the Phase 2 due diligence, Stone & Webster Consultants and Sabine mutually agreed on an operations and maintenance budget for the expanded, Phase 1 plus Phase 2 LNG Terminal, which is summarized in Table 9.1-1. These O&M Expenses were duplicated in the original due diligence Financial Models. The entries reflect those costs and expenses expected during the first full TUA Contract Year of operations, 2010.

Table 9.1-1

LNG Terminal O&M Expenses

Contract Year 2010

O&M Expense Description	2,000 MMscfd US$ Million	4,000 MMscfd US$ Million
Operations, Maintenance & Contract Labor Costs	10.0	10.0
Other Fixed Operations and Maintenance Costs	14.5	15.2
Subtotal Fixed O&M Costs	24.5	25.2
Fixed Opex Contingency Allowance @ 2.5 percent	0.6	0.6
Total Annual Fixed O&M Costs	25.1	25.8
Annual G&A Costs (Sabine Management & O&M Agreements)	8.3	8.3
Annual GE Power Generation Long-term Maintenance Expenses	3.2	4.6
Total Operations & Maintenance Expenses for Year 2010	36.6	38.7

9.2	Terminal Operational Issues

Based upon all information available, Lanier, an outside marine consultant, concluded in its Marine Traffic Study that the infrastructure of the Sabine-Neches Waterway, coupled with projected staffing increases by the Sabine Pilots Association, would be adequate to handle all of the ship traffic increases projected over the next ten years, including the addition of the three new LNG terminals currently planned by other developers along the Sabine-Neches Waterway. Stone & Webster Consultants concurs with this assessment.

The Phase 1 due diligence effort and the two primary TUAs were based on the assumption that Sabine would receive LNG deliveries by carriers averaging 140,000 cubic meters in size. In Stone & Webster Consultants’ opinion, an average unloading time of 30 hours per LNG carrier is sufficient. This unloading time is supported by shipping simulation study results obtained from software provided to Sabine by an outside shipping consultant. This unloading time results in a total unloading time of 14,160 hours shared between the two berths, which in turn results in 2,880 hours of slack time between the two berths. This is quite reasonable, assuming the average LNG carrier size is 140,000 cubic meters. However, the bulk of the current LNG carrier fleet ranges between 125,000 and 140,000 cubic meters in size. Assuming half of the deliveries were to arrive by 125,000 cubic meter carriers and half by 140,000 carriers, the total number of deliveries would be approximately 500. Assuming the same unloading time of 30 hours each results in a cumulative unloading time of 15,000 hours. The available slack time for this scenario would be 2,040 hours for a utilization percentage of 88 percent, which is also acceptable. Therefore, in Stone & Webster Consultants’ opinion, the marine unloading facilities as currently designed are more than adequate to support the 2,000 MMscfd of capacity held by the two primary TUA Customers. The facilities also appear to be adequate to support the Sabine Pass LNG Terminal expansion to its peak export capacity 4,000 MMscfd, given that a number of recently ordered LNG carriers are around the 250,000 cubic meter capacity for which the marine terminal is designed.

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INDEPENDENT ENGINEER’S REPORT

Sabine’s plan calls for up to fifteen of the pump/vaporizer tandem units to operate at peak capacity, with at least one unit remaining idle as a spare. However, only twelve SCVs are required to meet the combined average demand of the two primary TUA Customers, or 2,000 MMscfd.

In Stone & Webster Consultant’s opinion, one single spare vaporization tandem unit is insufficient to claim a continuous vaporization capacity of 4,000 MMscfd of gas for the expanded facilities. Sabine has not yet commissioned a comprehensive RAM analysis to determine the expected overall availability of the expanded facilities. Therefore Stone & Webster Consultants determined its own estimate of the availability of the expanded facilities to be a sustained export capacity of approximately 3,500 to 3,600 MMscfd, corresponding to 20 of 24 installed SCVs in operation. Therefore, in Stone & Webster Consultants’ opinion, Sabine will be able to demonstrate the necessary performance level to service the two primary TUA Customers.

Stone & Webster Consultants is of the opinion that the addition of the fourth power generation unit will cover the power consumption requirements of the Phase 2 Stage 1 Expansion Project, such that three units will cover operations with the fourth unit as a stand-by spare. In Stone & Webster Consultants’ opinion, the proposed power generation facilities for the Phase 2 Expansion Project will provide a reliable system that will meet all potential Project performance expectations.

The responsibility for providing pipeline interconnections between the terminal and the existing export natural gas pipeline grid system rests solely with each of the respective Customers of the Sabine Pass LNG Terminal. CSPP has received FERC authorization to construct the CSPP pipeline with an authorized capacity of 2,600 MMscfd. However, Total and Chevron both have indicated that they instead plan to export gas via a new KMLP pipeline, and they are responsible for ensuring that the KMLP will be operational when the two primary TUAs commence operations. CSPP has executed a contract with Willbros Group, Inc. to have the CSPP installed and ready for service by September 30, 2007. The scheduled Target Bonus Date for the Phase 1 Sabine Pass LNG Terminal Project is April 3, 2008, so the CSPP should be available to the Project in sufficient time for commissioning and testing under the Bechtel EPC Contract for EPC Contract completion and testing of the Phase 1 Project.

Stone & Webster Consultants has reviewed the proposed OPEX for the combined Phase 1 and Phase 2 Stage 1 facilities. In our opinion, a reasonable level of OPEX has been established by Sabine for the expanded terminal.

10.0	CONTRACTS

10.1	TUAs

Stone & Webster Consultants has reviewed the Total and Chevron TUAs that form the financial foundation of the Project, the respective executed TUA-associated Omnibus Agreements and the executed EPC Contract for Phase 1, dated December 18, 2004.

Under each of the TUAs, the fees to be paid to Sabine include a Fixed Component Fee, set at US$0.28 per MMBtu of LNG received and is fixed for the 20-year term of the TUA. The FOC Component Fee, designed to partially reimburse Sabine for fixed operating costs, is set initially at US$0.04 per MMBtu, but it is subject to escalation according to the U.S. Consumer Price Index. Also, Sabine is entitled to 2.0 percent of the LNG received for internal terminal energy consumption, primarily for vaporizer and power generation fuel. Stone & Webster Consultants confirms that this should be ample to cover the anticipated consumption. All third-party marine terminal expenses (tug boats and line service boats, etc.) can be passed through 100 percent to the Customers, and the Customers are also obligated to pay a portion of the terminal taxes in addition to the fixed fees. Overall, in Stone & Webster Consultants’ opinion, the TUA fee structure is favorable to the Sponsor, in that payment is due in general terms regardless of terminal throughput, with little risk in terms of Force Majeure and Termination. .

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INDEPENDENT ENGINEER’S REPORT

An Omnibus Agreement forms an addendum to each TUA, and provides in each case for early payments, termed Capacity Reservation Fees, of the Fixed Component of the Reservation Fee. These provisions call for Total and Chevron to make US$20.0 million payments to the Sponsor that will be recouped through a monthly reduction in the Fixed Component Fee equal to US$166,667 per month (US$2 million per annum for each) for the first ten years of primary TUA operations.

10.2	Phase 1 EPC Contract

Stone & Webster Consultants reviewed the executed EPC Contract, including the Attachments and Schedules. In our opinion, the EPC Contract generally conforms to the structure, format, and content of basic engineering, procurement and construction contracts utilized for the design and construction of facilities of this type.

The Contract stipulates a payment retention of five percent of each payment due to the Contractor. These funds are surrendered to the Contractor upon achievement of Substantial Completion. Similarly, the Contractor must maintain a Letter of Credit (“LOC”), valued at ten percent of the Contract Price. Upon achievement of Substantial Completion, the value is reduced to five percent, and the LOC is retired completely at the end of the Defects Correction Period, which ends eighteen months following Substantial Completion. These provisions, in general, provide favorable protection against EPC Contractor non-performance during the construction and warranty periods.

As noted previously, the current EPC Contract schedule is based on a 44-month duration, which Stone & Webster Consultants considered to be reasonable. Most schedules for similar facilities range from 37 to 45 months. Even though the Contract provides for Delay Liquidated Damages of up to 10 percent of the Contract Price, robust for a facility of this type, Stone & Webster Consultants sees little likelihood that Delay Liquidated Damages will require enforcement. Performance Liquidated Damages are specified with a maximum liability of up to 10 percent of the Contract Price for Sendout Rate Performance deficiency and up to two percent for Ship Unloading Time deficiency. The aggregate Performance Liquidated Damages are limited to 10 percent. Thus the Contactor is obligated for a maximum Liquidated Damages liability of 20 percent of the Contract Price.

Total Phase 1 EPC Contract maximum liability is limited to 30 percent; however, the Contractor is obligated for much higher liability in the requirement to demonstrate operational capability of all facilities prior to formal Performance Testing, all of which, taken together, constitute favorable protection. Overall, Stone & Webster considers that the terms of the EPC Contract are reasonable and properly place the responsibility for the timely completion and technical performance of the Project on the general EPC Contractor.

11.0	CONCLUSIONS

In Stone & Webster Consultants’ opinion:

•	The Phase 1 Project is technically viable;

•	The Phase 1 Project Budget is reasonable;

•	The Phase 1 Schedule is reasonable;

•	The Phase 1 Project has been approved by FERC, indicating compliance with environmental regulations and that environmental risks are low;

•	The Phase 1 Project contracting strategy is reasonable and minimizes the strain on a start-up company;

•	The Phase 1 EPC contract provides a suitable basis for contracting the required services;

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INDEPENDENT ENGINEER’S REPORT

•	The Phase 1 Project will provide ample availability to service the required 2,000 MMscfd export capacity requirements of the two primary TUA customers;

•	The Phase 2 Stage 1 Expansion of Sabine Pass poses negligible risk to the timely completion and operation of the Phase 1 Project;

•	The Phase 2 Stage 1 Expansion is technically feasible and viable;

•	The Phase 2 Stage 1 Budget is reasonable and generally consistent with that for the Phase 1 Project;

•	The Phase 2 Stage 1 Schedule is reasonable;

•	The Phase 2 Project has been approved by FERC, indicating compliance with environmental regulations and that environmental risks are low;

•	The Phase 2 Stage 1 Project contracting strategy provides the Company with maximum flexibility in Phase 2 Project execution;

•	The Phase 2 Stage 1 construction contracts provide a suitable basis for contracting the required services without impinging on the Phase 1 Project interests;

•	The Phase 2 Stage 1 Project will in effect increase the overall export capacity to a maximum peak rate of 4,000 MMscfd and a long-term sustainable capacity of at least 3,500 MMscfd.

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